Exhibit 99.1
Commercial Barge Line Company Completes Private Placement of Senior Secured Notes and New
Asset-based Lending Facility
JEFFERSONVILLE, Ind., July 7, 2009 — Commercial Barge Line Company (“CBLC”), a direct wholly owned subsidiary of American Commercial Lines Inc. (Nasdaq: ACLI) (“ACL”), announced today that CBLC completed the previously announced private placement of $200 million senior secured second lien notes due in 2017 (the “Notes”). The Notes will be guaranteed by ACL and by certain of CBLC’s existing and future domestic subsidiaries.
The Notes have an interest rate of 12 1/2% and were sold at 95.181% of the aggregate principal amount, for gross proceeds of approximately $190 million, representing a yield to maturity of 13.50%. The Notes were issued and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act.
In connection with the issuance of the Notes, CBLC entered into a four-year senior secured first lien asset-based revolving credit facility (the “Credit Facility”), which provides for senior secured financing of up to $390 million, subject to the borrowing base and other specified terms and conditions. The proceeds from the Notes offering, together with borrowings under the Credit Facility, are being used by the Company to repay its existing credit facility, to pay certain related transaction costs and expenses and for general corporate purposes.
The Notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements of the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1.2 billion in revenues and approximately 3,400 employees as of December 31, 2008. For more information about American Commercial Lines Inc. visit www.aclines.com.
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